EXHIBIT 5.1

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Telefax (804) 225-8706

May 9, 2008

First Capital Bancorp, Inc.

4222 Cox Road

Suite 200

Glen Allen, VA 23060

Ladies and Gentlemen:

We are acting as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission with respect to 459,164 shares of Common Stock, par value $4.00 per share (the “Shares”), of First Capital Bancorp, Inc. (the “Company”) which are proposed to be offered for sale as described in the Registration Statement.

We are of the opinion that:

1.	The Company is duly organized and validly existing under the laws of the Commonwealth of Virginia;

2.	The 459,164 Shares covered by the Registration Statement have been duly authorized; and

3.	The 459,164 Shares being sold by the persons listed in the Registration Statement, when sold as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

In arriving at the foregoing opinion, we have relied upon, among other things, our examination of such corporate records of the Company and certificates of Officers of the Company and of public officials as we have deemed appropriate.

May 9, 2008

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statements made in reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Cantor Arkema, P.C.
Cantor Arkema, P.C.